Calgary, October 30, 2020	Exhibit 99.1

Imperial announces third quarter 2020 financial and operating results

•	Net earnings of $3 million in the quarter, up significantly from the second quarter

•	Exceeding previously announced capital and expense reduction targets

•	Year-to-date production and manufacturing expenses $813 million below the same period of 2019

•	Full-year 2020 capital expenditures now expected to be about $900 million

•	Cash flow generated from operating activities of $875 million

•	Cash balance of $817 million at the end of the quarter, up $584 million from the second quarter

•	Maintained quarterly dividend at 22 cents per share

	Third quarter			Nine months
millions of Canadian dollars, unless noted	2020	2019	Δ	2020	2019	Δ

Net income (loss) (U.S. GAAP)	3	424	-421	(711)	1,929	-2,640

Net income (loss) per common share, assuming dilution (dollars)	-	0.56	-0.56	(0.97)	2.51	-3.48

Capital and exploration expenditures	141	442	-301	679	1,400	-721

Imperial recorded estimated earnings of $3 million in the third quarter of 2020, an increase of $529 million from the prior quarter. Second quarter 2020 results included a favourable impact of $281 million from the reversal of a non-cash inventory revaluation charge. Despite being impacted by substantial turnaround activities in the quarter and a two-week outage of a third-party pipeline supplying diluent to Kearl, improving market conditions and the company’s continuing focus on reducing costs and enhancing efficiency across its operations allowed it to achieve positive earnings in the ongoing challenging environment.

“Third quarter results continue to demonstrate the positive impact of Imperial’s ongoing expense and capital discipline and the resiliency of our company,” said Brad Corson, chairman, president and chief executive officer. “The company generated $875 million of cash from operations in the third quarter, further strengthening Imperial’s balance sheet while covering quarterly capital expenditures and dividend payments.”

Production and manufacturing expenses totalled $1,246 million in the third quarter, a reduction of $355 million compared to the third quarter of 2019. Year-to-date production and manufacturing expenses of $4,098 million are $813 million lower than the prior year, enabling Imperial to already surpass the full-year expense reduction target of $500 million. Capital expenditures of $679 million for the first nine months of the year are down more than 50 percent from 2019 levels for the same period and significantly below prior guidance announced in March. “These expense and capital reductions across virtually all aspects of Imperial’s operations demonstrate our ability to rapidly respond to market conditions and capture structural cost improvements without compromising long-term value and production targets,” said Corson.

Upstream production for the third quarter averaged 365,000 gross oil-equivalent barrels per day, compared to 347,000 barrels per day in the second quarter of 2020. During the quarter, the company advanced and extended a planned turnaround at Kearl and experienced a two-week outage of a third-party pipeline that supplies diluent to the site. During the pipeline outage, site maintenance activities were advanced to reduce planned maintenance impacts during the remainder of the year. Despite impacts from the outage, of

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.

approximately 41,000 total gross barrels per day in the third quarter, total gross production at Kearl was 189,000 barrels per day, essentially flat compared to the second quarter of 2020. Site production was quickly restored and achieved a new 15-day production record, reaching average gross production rates of approximately 310,000 barrels per day for the remainder of the quarter. As a result of this strong performance, Imperial maintains its Kearl full-year 2020 gross production outlook of 220,000 barrels per day.

Downstream throughput averaged 341,000 barrels per day in the third quarter, with utilization at 81 percent, up from 278,000 barrels per day and 66 percent utilization in the second quarter of 2020. Petroleum product sales for the third quarter increased to 449,000 barrels per day, up from 357,000 barrels per day in the second quarter of 2020 due to improved product demand.

“With the completion of key turnaround activities, recent strong asset performance, and expenses running at a significantly reduced rate, Imperial has substantial momentum as we approach the end of the year - we are well-positioned for strong performance in the fourth quarter.” said Corson.

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.

IMPERIAL OIL LIMITED

Third quarter highlights

•

Net income of $3 million or $0.00 per share on a diluted basis, compared to $424 million or $0.56 per share in the third quarter of 2019, driven by lower Upstream realizations and lower margins in the Downstream, partially offset by lower production and manufacturing expenses.

•	Cash flow generated from operating activities was $875 million, compared with $1,376 million in the corresponding period of 2019.

•

Capital and exploration expenditures totalled $141 million, compared with $442 million in the third quarter of 2019, due to the company’s ongoing capital reduction efforts. Capital expenditures for 2020 are now expected to be about $900 million, below the company’s earlier guidance of $1.1 billion to $1.2 billion.

•	Dividends paid totalled $162 million or $0.22 per share, compared to $169 million or $0.22 per share in the third quarter of 2019.

•

Production averaged 365,000 gross oil-equivalent barrels per day, compared to 407,000 barrels per day in the same period of 2019. Production was primarily impacted by a third-party pipeline outage and the planned turnaround at Kearl. Production was up from 347,000 gross oil-equivalent barrels per day in the second quarter of 2020.

•

Total gross bitumen production at Kearl averaged 189,000 barrels per day (134,000 barrels Imperial’s share), compared to 224,000 barrels per day (159,000 barrels Imperial’s share) in the third quarter of 2019 due to the advancement and extension of a planned turnaround at the site and a third-party pipeline outage. Production remained relatively flat compared to gross bitumen production of 190,000 barrels per day (135,000 Imperial’s share) in the second quarter of 2020.

•

Gross bitumen production at Cold Lake averaged 131,000 barrels per day, compared to 142,000 barrels per day in the same period of 2019, due mainly to ongoing steam management. Production was up from 123,000 barrels per day in the second quarter of 2020, mainly due to reduced planned maintenance activities.

•

The company’s share of gross production from Syncrude averaged 67,000 barrels per day, essentially in line with 69,000 barrels per day in the same period of 2019. Production was up from 50,000 barrels per day in the second quarter of 2020, driven mainly by improved demand, partly offset by the revised turnaround schedule.

•

Refinery throughput averaged 341,000 barrels per day, compared to 363,000 barrels per day in the third quarter of 2019. Capacity utilization was 81 percent, compared to 86 percent in the third quarter of 2019. Reduced throughput was due to lower market demand, partially offset by reduced planned maintenance. Throughput increased significantly from 278,000 barrels per day in the second quarter of 2020, driven by stronger product demand.

•

Strathcona refinery cogeneration started operation on October 1, subsequent to the end of the quarter. The newly constructed unit provides approximately 41 megawatts of power, which is approximately 75 to 80 percent of the refinery’s needs. It is anticipated to increase energy efficiency for the facility and help reduce provincial greenhouse gas emissions by approximately 112,000 tonnes per year - the equivalent of taking nearly 24,000 vehicles off the road.

•

Petroleum product sales were 449,000 barrels per day, compared to 488,000 barrels per day in the third quarter of 2019, resulting from reduced demand from the COVID-19 pandemic. Petroleum product sales were up from 357,000 barrels per day in the second quarter of 2020 due to improving demand levels.

•	Chemical earnings were $27 million in the quarter, compared to $38 million in the third quarter of 2019, due to lower margins.

IMPERIAL OIL LIMITED

•

Imperial celebrates 140 years applying technology and innovation to responsibly develop and deliver Canada’s energy resources. On September 8, 1880, sixteen Ontario oil refiners created the Imperial Oil Company. In the years since, the company has been responsible for Canada’s first service station, the industry’s first petroleum research centre, and gave rise to the NHL’s “three stars” of the game. Today, Imperial is one of Canada’s largest integrated oil companies with extensive production, refining and marketing operations, including a market-leading retail presence with over 2,000 Esso and Mobil branded stations across the country.

IMPERIAL OIL LIMITED

Third quarter 2020 vs. third quarter 2019

The company recorded net income of $3 million or $0.00 per share on a diluted basis in the third quarter of 2020, compared to net income of $424 million or $0.56 per share in the same period of 2019.

Upstream recorded a net loss of $74 million in the third quarter of 2020, compared to net income of $209 million in the same period of 2019. Results were negatively impacted by lower realizations of about $490 million and lower volumes of about $110 million. These items were partially offset by lower royalties of about $150 million and lower operating expenses of about $130 million.

West Texas Intermediate (WTI) averaged US$40.93 per barrel in the third quarter of 2020, down from US$56.44 per barrel in the same quarter of 2019. Western Canada Select (WCS) averaged US$31.81 per barrel and US$44.21 per barrel for the same periods. The WTI / WCS differential averaged approximately US$9 per barrel for the third quarter of 2020, compared to around US$12 in the same period of 2019.

The Canadian dollar averaged US$0.75 in the third quarter of 2020, a decrease of US$0.01 from the third quarter of 2019.

Imperial’s average Canadian dollar realizations for bitumen decreased in the quarter, primarily due to a decrease in WCS. Bitumen realizations averaged $35.95 per barrel in the third quarter of 2020, compared to $51.12 per barrel in the third quarter of 2019. The company’s average Canadian dollar realizations for synthetic crude decreased generally in line with WTI, adjusted for changes in exchange rates and transportation costs. Synthetic crude realizations averaged $50.79 per barrel in the third quarter of 2020, compared to $77.27 per barrel in the same period of 2019.

Total gross production of Kearl bitumen averaged 189,000 barrels per day in the third quarter (134,000 barrels Imperial’s share), compared to 224,000 barrels per day (159,000 barrels Imperial’s share) in the third quarter of 2019. Lower production was due to the advancement and extension of a planned turnaround at the site and a third-party pipeline outage

Gross production of Cold Lake bitumen averaged 131,000 barrels per day in the third quarter, compared to 142,000 barrels per day in the same period of 2019. Lower production was mainly due to production timing associated with steam management.

The company’s share of gross production from Syncrude averaged 67,000 barrels per day, compared to 69,000 barrels per day in the third quarter of 2019.

Downstream recorded net income of $77 million in the third quarter of 2020, compared to net income of $221 million in the same period of 2019. Results were negatively impacted by lower margins of about $230 million and lower sales volumes of about $70 million. These items were offset by lower operating expenses of about $70 million, and improved reliability of about $50 million, primarily related to the absence of the Sarnia fractionation tower incident which occurred in April 2019.

Refinery throughput averaged 341,000 barrels per day, compared to 363,000 barrels per day in the third quarter of 2019. Capacity utilization was 81 percent, compared to 86 percent in the third quarter of 2019. Reduced throughput was due to lower market demand, partially offset by reduced planned maintenance.

Petroleum product sales were 449,000 barrels per day, compared to 488,000 barrels per day in the third quarter of 2019. Lower petroleum product sales were mainly due to reduced demand from the COVID-19 pandemic.

Chemical net income was $27 million in the third quarter, compared to $38 million in the same quarter of 2019.

Corporate and other expenses were $27 million in the third quarter, compared to $44 million in the same period of 2019.

IMPERIAL OIL LIMITED

Cash flow generated from operating activities was $875 million in the third quarter, compared with cash flow generated from operating activities of $1,376 million in the corresponding period in 2019, primarily reflecting lower realizations in the Upstream and lower margins in the Downstream.

Investing activities used net cash of $125 million in the third quarter, compared with $413 million used in the same period of 2019, primarily reflecting lower additions to property, plant and equipment.

Cash used in financing activities was $166 million in the third quarter, compared with $519 million used in the third quarter of 2019. Dividends paid in the third quarter of 2020 were $162 million. The per share dividend paid in the third quarter was $0.22, consistent with $0.22 in the same period of 2019. The company did not purchase shares during the third quarter. In the third quarter of 2019, the company purchased about 9.8 million shares for $343 million, including shares purchased from Exxon Mobil Corporation.

The company’s cash balance was $817 million at September 30, 2020, versus $1,531 million at the end of third quarter 2019.

IMPERIAL OIL LIMITED

Nine months highlights

•	Net loss of $711 million, compared to net income of $1,929 million in 2019.

•	Net loss per share on a diluted basis was $0.97, compared to net income per share of $2.51 in 2019.

•	Cash flow generated from operating activities was $482 million, compared to cash flow generated from operating activities of $3,405 million in 2019.

•	Capital and exploration expenditures totalled $679 million, compared to $1,400 million in 2019.

•	Gross oil-equivalent production averaged 377,000 barrels per day, compared to 398,000 barrels per day in 2019.

•	Refinery throughput averaged 334,000 barrels per day, compared to 363,000 barrels per day in 2019.

•	Petroleum product sales were 423,000 barrels per day, compared to 481,000 barrels per day in 2019.

•	Per share dividends declared during the year totalled $0.66, up from $0.63 per share in 2019.

•	Returned $762 million to shareholders through dividends and share purchases.

Nine months 2020 vs. nine months 2019

Net loss in the first nine months of 2020 was $711 million, or $0.97 per share on a diluted basis, compared to net income of $1,929 million or $2.51 per share in the first nine months of 2019. Current year results include a favourable impact of about $90 million after-tax, associated with the Canada Emergency Wage Subsidy (CEWS), which includes Imperial’s proportionate share of a joint venture. Year-to-date 2019 results included a favourable impact of $662 million associated with the Alberta corporate income tax rate decrease.

Upstream recorded a net loss of $1,126 million for the first nine months of the year, compared to net income of $1,252 million in the same period of 2019. Results were negatively impacted by lower realizations of about $2,330 million, absence of a favourable impact of $689 million associated with the Alberta corporate income tax rate decrease in 2019, and lower volumes of about $300 million. These items were partially offset by lower royalties of about $460 million, lower operating expenses of about $320 million, favourable foreign exchange impacts of about $120 million and about $60 million associated with the CEWS received by the company which includes Imperial’s proportionate share of a joint venture.

West Texas Intermediate averaged US$38.10 per barrel in the first nine months of 2020, down from US$57.10 per barrel in the same period of 2019. Western Canada Select averaged US$24.72 per barrel and US$45.32 per barrel for the same periods. The WTI / WCS differential widened to average approximately US$13 per barrel in the first nine months of 2020, from around US$12 per barrel in the same period of 2019.

The Canadian dollar averaged US$0.74 in the first nine months of 2020, a decrease of US$0.01 from the same period in 2019.

Imperial’s average Canadian dollar realizations for bitumen decreased in the first nine months of 2020 primarily due to a decrease in WCS. Bitumen realizations averaged $22.24 per barrel, compared to $52.44 per barrel from the same period in 2019. The company’s average Canadian dollar realizations for synthetic crude decreased generally in line with WTI in the first nine months of 2020, adjusted for changes in exchange rates and transportation costs. Synthetic crude realizations averaged $49.06 per barrel, compared to $74.59 per barrel from the same period in 2019.

Total gross production of Kearl bitumen averaged 202,000 barrels per day in the first nine months of 2020 (143,000 barrels Imperial’s share), down from 204,000 barrels per day (145,000 barrels Imperial’s share) in the same period of 2019. Lower production was mainly due to the balancing of near-term production with demand through the advancement and extension of planned turnaround activities and a third-party pipeline outage, partially offset by the addition of supplemental crushing facilities in 2020.

IMPERIAL OIL LIMITED

Gross production of Cold Lake bitumen averaged 131,000 barrels per day in the first nine months of 2020, compared to 141,000 barrels per day in the same period of 2019. Lower production was mainly due to production timing associated with steam management.

During the first nine months of 2020, the company’s share of gross production from Syncrude averaged 63,000 barrels per day, compared to 76,000 barrels per day in the same period of 2019. Lower production was mainly due to the balancing of near term production with demand.

Downstream net income was $447 million, compared to $736 million in the same period of 2019. Results were negatively impacted by lower margins of about $460 million, and lower sales volumes of about $220 million. These items were offset by improved reliability of $200 million, primarily due to the absence of the Sarnia fractionation tower incident which occurred in April 2019, lower operating expenses of $140 million and lower turnaround costs of $70 million primarily related to reduced turnaround activity in the current year.

Refinery throughput averaged 334,000 barrels per day in the first nine months of 2020, compared to 363,000 barrels per day in the same period of 2019. Capacity utilization was 79 percent, compared to 86 percent in the same period of 2019. Lower throughput was primarily due to reduced demand from the COVID-19 pandemic, partially offset by the absence of impacts from the Sarnia fractionation tower incident which occurred in April 2019.

Petroleum product sales were 423,000 barrels per day in the first nine months of 2020, compared to 481,000 barrels per day in the same period of 2019. Lower petroleum product sales were mainly due to reduced demand resulting from the COVID-19 pandemic.

Chemical net income was $55 million in the first nine months of 2020, compared to $110 million in the same period of 2019. Results were negatively impacted by lower margins of about $60 million.

Corporate and other expenses were $87 million in the first nine months of 2020, compared to $169 million in the same period of 2019, mainly due to lower share-based compensation costs.

Cash flow generated from operating activities was $482 million in the first nine months of 2020, compared with cash flow generated from operating activities of $3,405 million in the same period of 2019, primarily reflecting lower realizations in the Upstream and unfavourable working capital impacts.

Investing activities used net cash of $605 million in the first nine months of 2020, compared with $1,305 million used in the same period of 2019, primarily reflecting lower additions to property, plant and equipment.

Cash used in financing activities was $778 million in the first nine months of 2020, compared with $1,557 million used in the same period of 2019. Dividends paid in the first nine months of 2020 were $488 million. The per share dividend paid in the first nine months of 2020 was $0.66, up from $0.60 in the same period of 2019. During the first nine months of 2020, the company, under its share purchase program, purchased about 9.8 million shares for $274 million. In the first nine months of 2019, the company purchased about 29.6 million shares for $1,072 million.

Key financial and operating data follow.

IMPERIAL OIL LIMITED

Current economic conditions

In 2020, the balance of supply and demand for petroleum and petrochemical products experienced two significant disruptive effects. On the demand side, the COVID-19 pandemic spread rapidly across Canada and the world resulting in substantial reductions in consumer and business activity and significantly reduced local and global demand for crude oil, natural gas, and petroleum products. This reduction in demand coincided with announcements of increased production in certain key oil-producing countries which led to increases in inventory levels and sharp declines in prices for crude oil, natural gas, and petroleum products. Throughout the second and third quarters, the effects of COVID-19 continued to have a negative impact on the world’s major economies and demand for the company’s products, and market conditions continue to reflect considerable uncertainty. In Canada, consumer and business activity has exhibited some degree of recovery, but remains lower when compared to prior periods as a result of the pandemic. Despite actions taken by key oil-producing countries to reduce oversupply in the near-term, and improved credit market conditions providing sufficient liquidity to credit-worthy companies, the unfavourable economic impacts appear increasingly likely to persist to some extent well into 2021.

In late March, the company announced significant reductions in 2020 capital and operating expense spending plans. Capital and exploration expenditures in 2020 are now expected to be about $900 million, below the company’s earlier guidance of $1.1 billion to $1.2 billion. In addition, year-to-date production and manufacturing expenses are $813 million lower than the prior year, enabling the company to already surpass the full-year expense reduction target of $500 million.

The effect of COVID-19 and the current business environment on supply and demand patterns has negatively impacted Imperial’s financial and operating results in the first nine months of 2020. Industry conditions seen thus far in 2020 have led to lower realized prices for the company’s products and have resulted in substantially lower earnings and operating cash flow throughout 2020 in comparison to 2019. In response to these conditions, the company operated certain assets at reduced rates in the second and third quarters of 2020. The company advanced and extended planned maintenance and turnaround activities throughout the second and third quarters in an effort to reduce on-site staffing levels and to better balance production with demand. The turnaround activities at Kearl and Syncrude were completed in the third quarter. Refinery utilization rates and petroleum product sales were reduced through the second quarter of 2020, but improved in the third quarter due to improved product demands. There have been signs of economic recovery, however, the length and severity of decreased demand due to COVID-19 and the current business environment are highly uncertain, with the future supply and demand patterns inherently difficult to predict.

The company has reviewed its near-term spending reductions, near-term production impacts and expected near-term price levels to determine whether they put its long-lived assets at risk for impairment. Despite the challenging near-term environment, the company’s view of long-term supply and demand fundamentals has not changed significantly. However, the company continues to assess its strategic plans and longer-term price views, taking into account current and developing industry and economic conditions and continued market uncertainty, as part of its annual planning process, targeted for required Board of Directors review in the fourth quarter. Depending on the outcome of the planning process, including, in particular, any significant future changes in the company’s strategic plans or longer-term price views, a portion of the company’s long-lived assets could be at risk for impairment.

As disclosed in Imperial’s 2019 Form 10-K, low crude oil and natural gas prices can impact the company’s estimates of proved reserves as reported under U.S. Securities and Exchange Commission (SEC) rules. Imperial’s average year-to-date realizations for crude oil have been significantly affected by low prices since the end of the first quarter. Similar to downward revisions of proved bitumen reserves at year-end 2016 that resulted from low prices, if average prices remain near current levels, under the SEC definition of proved reserves, certain quantities that qualified as proved reserves at year-end 2019, primarily proved bitumen reserves at Kearl (totalling approximately 60 percent of the company’s 3.5 billion oil-equivalent barrels of net proved reserves), will not qualify as proved reserves at year-end 2020. Proved reserves estimates can be impacted by a number of factors including completion and optimization of development projects, reservoir performance, regulatory approvals, government policies, consumer preferences, changes in the amount and timing of capital investments, royalty framework, and significant changes in long-term oil and gas price levels. The company does not expect the operation of the underlying projects or its outlook for future production volumes to be affected by a possible downward revision of reported proved reserves under the SEC definition.

IMPERIAL OIL LIMITED

In the second quarter of 2020, Canadian federal and provincial governments introduced plans and programs to support business and economic activities in response to the disruptive impacts from the COVID-19 pandemic. The Government of Canada implemented the Canada Emergency Wage Subsidy (CEWS) as part of its COVID-19 Economic Response Plan, and has recently announced its intent to extend the CEWS until June 2021. The company received wage subsidies under this program and, if eligible, intends to continue to apply for these wage subsidies. Additionally, the Government of Alberta announced its Recovery Plan, including a proposed acceleration of the Alberta corporate income tax rate decrease originally legislated in 2019. If enacted, the Alberta corporate income tax rate would be reduced to eight percent beginning July 1, 2020, compared with a previously legislated reduction to eight percent beginning January 1, 2022. The proposed corporate income tax rate change is not expected to have a significant impact on the company’s financial statements.

The company has taken steps, in line with federal and provincial guidelines and restrictions, to limit the spread of COVID-19 among employees, contractors and the broader community, while also maintaining operations to ensure reliable supply of products to customers as a provider of essential services. The company maintains robust business continuity plans, which have been activated to minimize the impact of COVID-19 on workforce productivity.

IMPERIAL OIL LIMITED

Forward-looking statements

Statements of future events or conditions in this report, including projections, targets, expectations, estimates, and business plans are forward-looking statements. Forward-looking statements can be identified by words such as believe, anticipate, intend, propose, plan, goal, seek, project, predict, target, estimate, expect, strategy, outlook, schedule, future, continue, likely, may, should, will and similar references to future periods. Forward-looking statements in this report include, but are not limited to, references to the expected full year capital expenditures of about $900 million for 2020; ongoing expense and capital controls and the resiliency of the company’s business; expense and capital reductions demonstrating the ability to respond to market conditions without compromising long term value and production targets; the impact of adjusted maintenance activities during the Kearl outage on reducing planned maintenance during the remainder of the year; anticipated Kearl production for the full-year 2020; being well-positioned for strong performance in the fourth quarter; the impact of the Strathcona cogeneration unit on power production, energy efficiency and greenhouse gas emissions reductions; market uncertainty and the extent of ongoing effects of the COVID-19 pandemic on economic activity; the previously announced expense reduction targets; the company’s view of long-term supply and demand fundamentals; the impacts of future reductions in long-term price outlooks, including impairment of long-lived assets; the impact of current low oil and natural gas prices on proved reserves under SEC rules, including the possible downward revision of proved bitumen reserves; the intention to continue applying for the Canada Emergency Wage Subsidy; the impact of the Government of Alberta acceleration of corporate income tax rate decrease; and the impact of measures implemented in response to COVID-19.

Forward-looking statements are based on the company’s current expectations, estimates, projections and assumptions at the time the statements are made. Actual future financial and operating results, including expectations and assumptions concerning demand growth and energy source, supply and mix; commodity prices, foreign exchange rates and general market conditions; production rates, growth and mix; project plans, timing, costs, technical evaluations and capacities and the company’s ability to effectively execute on these plans and operate its assets; progression of COVID-19 and its impacts on Imperial’s ability to operate its assets, including the possible shutdown of facilities due to COVID-19 outbreaks; the company’s ability to effectively execute on its business continuity plans and pandemic response activities; the ability of the company to achieve cost savings and adjust maintenance work; the performance of third-party service providers, including diluent supply by pipeline to Kearl; the adoption and impact of new facilities or technologies, including on reductions to greenhouse gas emissions intensity; refinery utilization and product sales; applicable laws and government policies, including production curtailment and restrictions in response to COVID-19; financing sources and capital structure, including the ability to issue long-term debt; and capital and environmental expenditures could differ materially depending on a number of factors.

These factors include global, regional or local changes in supply and demand for oil, natural gas, and petroleum and petrochemical products and resulting price, differential and margin impacts, including foreign government action with respect to supply levels and prices and the impact of COVID-19 on demand; general economic conditions; availability and allocation of capital; currency exchange rates; transportation for accessing markets; political or regulatory events, including changes in law or government policy such as tax laws, production curtailment and actions in response to COVID-19; availability and performance of third-party service providers, including in light of restrictions related to COVID-19; management effectiveness and disaster response preparedness, including business continuity plans in response to COVID-19; environmental risks inherent in oil and gas exploration and production activities; environmental regulation, including climate change and greenhouse gas regulation and changes to such regulation; unanticipated technical or operational difficulties; project management and schedules and timely completion of projects; the receipt, in a timely manner, of regulatory and third-party approvals; the results of research programs and new technologies, and ability to bring new technologies to commercial scale on a cost-competitive basis; operational hazards and risks; cybersecurity incidents, including increased reliance on remote working arrangements and activation of business continuity plans due to COVID-19; and other factors discussed in Item 1A risk factors and Item 7 management’s discussion and analysis of financial condition and results of operations of Imperial Oil Limited’s most recent annual report on Form 10-K and subsequent interim reports on Form 10-Q.

Forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, some that are similar to other oil and gas companies and some that are unique to Imperial Oil Limited. Imperial’s actual results may differ materially from those expressed or implied by its forward-looking statements and readers are cautioned not to place undue reliance on them. Imperial undertakes no obligation to update any forward-looking statements contained herein, except as required by applicable law.

IMPERIAL OIL LIMITED

In this release all dollar amounts are expressed in Canadian dollars unless otherwise stated. This release should be read in conjunction with Imperial’s most recent Form 10-K. Note that numbers may not add due to rounding.

The term “project” as used in this release can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports.

IMPERIAL OIL LIMITED

Attachment I

	Third Quarter		Nine Months
millions of Canadian dollars, unless noted	2020	2019	2020	2019

Net Income (loss) (U.S. GAAP)
Total revenues and other income	5,955	8,736	16,355	25,979
Total expenses	5,952	8,182	17,300	24,298
Income (loss) before income taxes	3	554	(945)	1,681
Income taxes	-	130	(234)	(248)
Net income (loss)	3	424	(711)	1,929

Net income (loss) per common share (dollars)	-	0.56	(0.97)	2.51
Net income (loss) per common share - assuming dilution (dollars)	-	0.56	(0.97)	2.51

Other Financial Data

Gain (loss) on asset sales, after tax	10	25	25	31

Total assets at September 30			39,382	41,907

Total debt at September 30			5,189	5,161

Shareholders’ equity at September 30			22,792	24,965

Capital employed at September 30			28,009	30,150

Dividends declared on common stock
Total	161	166	485	482
Per common share (dollars)	0.22	0.22	0.66	0.63

Millions of common shares outstanding
At September 30			734.1	752.9
Average - assuming dilution	736.3	760.3	735.7	770.0

IMPERIAL OIL LIMITED

Attachment II

	Third Quarter		Nine Months
millions of Canadian dollars	2020	2019	2020	2019

Total cash and cash equivalents at period end	817	1,531	817	1,531

Net income (loss)	3	424	(711)	1,929
Adjustments for non-cash items:
Depreciation and depletion	409	419	1,275	1,201
Impairment of intangible assets	-	-	20	-
(Gain) loss on asset sales	(11)	(28)	(28)	(34)
Deferred income taxes and other	(11)	116	(210)	(359)
Changes in operating assets and liabilities	485	445	136	668
Cash flows from (used in) operating activities	875	1,376	482	3,405

Cash flows from (used in) investing activities	(125)	(413)	(605)	(1,305)
Proceeds associated with asset sales	19	30	68	66

Cash flows from (used in) financing activities	(166)	(519)	(778)	(1,557)

IMPERIAL OIL LIMITED

Attachment III

	Third Quarter		Nine Months
millions of Canadian dollars	2020	2019	2020	2019

Net income (loss) (U.S. GAAP)
Upstream	(74)	209	(1,126)	1,252
Downstream	77	221	447	736
Chemical	27	38	55	110
Corporate and other	(27)	(44)	(87)	(169)
Net income (loss)	3	424	(711)	1,929

Revenues and other income
Upstream	2,303	3,105	5,857	10,000
Downstream	4,406	6,612	12,523	19,425
Chemical	268	298	727	935
Eliminations / Corporate and other	(1,022)	(1,279)	(2,752)	(4,381)
Revenues and other income	5,955	8,736	16,355	25,979

Purchases of crude oil and products
Upstream	1,176	1,376	3,338	4,764
Downstream	3,322	5,142	8,987	15,062
Chemical	157	167	416	531
Eliminations	(1,021)	(1,286)	(2,766)	(4,401)
Purchases of crude oil and products	3,634	5,399	9,975	15,956

Production and manufacturing expenses
Upstream	863	1,087	2,855	3,414
Downstream	335	460	1,086	1,315
Chemical	48	54	157	182
Eliminations	-	-	-	-
Production and manufacturing expenses	1,246	1,601	4,098	4,911

Capital and exploration expenditures
Upstream	78	302	454	975
Downstream	50	124	177	364
Chemical	4	4	15	27
Corporate and other	9	12	33	34
Capital and exploration expenditures	141	442	679	1,400

Exploration expenses charged to income included above	2	4	6	42

IMPERIAL OIL LIMITED

Attachment IV

Operating statistics	Third Quarter		Nine Months
	2020	2019	2020	2019

Gross crude oil and natural gas liquids (NGL) production
(thousands of barrels per day)
Kearl	134	159	143	145
Cold Lake	131	142	131	141
Syncrude	67	69	63	76
Conventional	8	13	12	12
Total crude oil production	340	383	349	374
NGLs available for sale	1	2	2	1
Total crude oil and NGL production	341	385	351	375

Gross natural gas production (millions of cubic feet per day)	144	132	158	138

Gross oil-equivalent production (a)	365	407	377	398
(thousands of oil-equivalent barrels per day)

Net crude oil and NGL production (thousands of barrels per day)
Kearl	133	154	140	139
Cold Lake	119	110	125	113
Syncrude	67	60	63	66
Conventional	6	13	10	13
Total crude oil production	325	337	338	331
NGLs available for sale	3	1	2	2
Total crude oil and NGL production	328	338	340	333

Net natural gas production (millions of cubic feet per day)	145	131	151	137

Net oil-equivalent production (a)	352	360	365	356
(thousands of oil-equivalent barrels per day)

Kearl blend sales (thousands of barrels per day)	192	226	204	200
Cold Lake blend sales (thousands of barrels per day)	167	181	178	186
NGL sales (thousands of barrels per day)	1	5	2	6

Average realizations (Canadian dollars)
Bitumen (per barrel)	35.95	51.12	22.24	52.44
Synthetic oil (per barrel)	50.79	77.27	49.06	74.59
Conventional crude oil (per barrel)	29.45	53.90	30.10	54.79
NGL (per barrel)	18.91	14.96	13.06	23.72
Natural gas (per thousand cubic feet)	1.79	1.36	1.72	2.06

Refinery throughput (thousands of barrels per day)	341	363	334	363
Refinery capacity utilization (percent)	81	86	79	86

Petroleum product sales (thousands of barrels per day)
Gasolines	241	259	217	250
Heating, diesel and jet fuels	137	164	147	169
Heavy fuel oils	26	25	19	24
Lube oils and other products	45	40	40	38
Net petroleum products sales	449	488	423	481

Petrochemical sales (thousands of tonnes)	197	194	573	579
(a)	Gas converted to oil-equivalent at six million cubic feet per one thousand barrels.

IMPERIAL OIL LIMITED

Attachment V

	Net income (loss) (U.S. GAAP) millions of Canadian dollars	Net income (loss) per common share - diluted (a) Canadian dollars

2016
First Quarter	(101)	(0.12)
Second Quarter	(181)	(0.21)
Third Quarter	1,003	1.18
Fourth Quarter	1,444	1.70
Year	2,165	2.55

2017
First Quarter	333	0.39
Second Quarter	(77)	(0.09)
Third Quarter	371	0.44
Fourth Quarter	(137)	(0.16)
Year	490	0.58

2018
First Quarter	516	0.62
Second Quarter	196	0.24
Third Quarter	749	0.94
Fourth Quarter	853	1.08
Year	2,314	2.86

2019
First Quarter	293	0.38
Second Quarter	1,212	1.57
Third Quarter	424	0.56
Fourth Quarter	271	0.36
Year	2,200	2.88

2020
First Quarter	(188)	(0.25)
Second Quarter	(526)	(0.72)
Third Quarter	3	-
Year	(711)	(0.97)

(a)	Computed using the average number of shares outstanding during each period. The sum of the quarters presented may not add to the year total.